                                                                  Exhibit 8.2 to
                                                          Registration Statement
                                                                     on Form S-4



                      [Letterhead of Morrison & Foerster]




                                 _______, 1994




Curaflex Health Services, Inc.
3281 Guasti Road, Suite 800
Ontario, California 91761

Ladies and Gentlemen:

            This opinion is being delivered to you pursuant to Section 8.2(b) of the Agreement and Plan of Merger (the "Merger Agreement") dated as of the February 6, 1994, by and among Curaflex Health Services, Inc., a Delaware corporation ("Curaflex"), HealthInfusion Inc., a Florida corporation ("HealthInfusion"), Medisys, Inc., a Delaware corporation ("Medisys"), T(2) Medical, Inc., a Delaware corporation ("T(2)"), Coram Healthcare Corporation (formerly CHM Holding Corporation), a Delaware corporation ("Coram"), and four wholly owned subsidiaries of Coram -- CHS Acquisition Company, a Delaware corporation ("CHS"), HII Acquisition Company, a Florida corporation ("HII"), MI Acquisition Company, a Delaware corporation ("MI"), and T(2) Acquisition Company, a Delaware corporation ("T(2) Sub"). Pursuant to the Merger Agreement, CHS will merge with and into Curaflex (hereinafter referred to as the "Curaflex Merger"), HII will merge with and into HealthInfusion, MI will merge with and into Medisys, and T(2) Sub will merge with and into T(2) (collectively, the "Mergers") in a series of transactions in which each of the surviving companies (i.e., Curaflex, HealthInfusion, Medisys and T(2)) will become a wholly owned subsidiary of Coram and the former stockholders of each surviving company will receive shares of Coram's common stock ("Coram Common Stock"), all on the terms set forth in the Merger Agreement.

            Capitalized terms not defined herein have the meanings set forth in the Merger Agreement or in a certificate executed by the officers of Coram, Curaflex and CHS and delivered to us by Coram, Curaflex and CHS containing certain


                                    (57-A)

Curaflex Health Services, Inc.
_______, 1994

Page Two



representations of Coram, Curaflex and CHS and attached hereto as Exhibit "A" (the "Certificate of Representations"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

            We have acted as legal counsel solely to Curaflex in connection with the Mergers, and as such, we have considered the federal income tax consequences only of the Curaflex Merger in this opinion. For the purpose of rendering this opinion, we have examined original, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents, including all exhibits and schedules attached thereto: (i) the Merger Agreement; (ii) the Certificate of Representations;
(iii) The Joint Proxy Statement/Prospectus and the Registration Statement; and
(iv) such other instruments and documents related to the formation, organization and operation of Coram, Curaflex and CHS and related to the consummation of the Curaflex Merger and the transactions contemplated in the Merger Agreement as we have deemed necessary or appropriate.

            In connection with rendering this opinion, we have relied upon the truth and accuracy of each representation set forth in the Certificate of Representations delivered to us by Coram, Curaflex and CHS, attached hereto as Exhibit "A" and incorporated herein by this reference. In addition, we have assumed the following, without making any independent investigation or review thereof:

            (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and that there is due execution and delivery of all documents where due execution and delivery are a prerequisite to effectiveness thereof;

            (b) the truth and accuracy, at all relevant times, of all representations, warranties, and statements made by Coram, Curaflex and CHS, their management and stockholders in connection with the Curaflex Merger, including but not limited to those set forth in the Merger Agreement (including the exhibits);


                                    (57-B)

Curaflex Health Services, Inc.
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Page Three



            (c) the existence of any facts which have been represented to the best knowledge of any person;

            (d) prior to the effectiveness of the Curaflex Merger, Coram will be in "control" of CHS within the meaning of Section 368(c) of the Code; Coram formed CHS solely for the purposes of effectuating the Curaflex Merger and at any time prior to the Curaflex Merger, CHS has not and will not conduct any business or investment activities;

            (e) Coram has no plan or intention to: (i) reacquire any of its stock issued in the Curaflex Merger; (ii) liquidate Curaflex; (iii) merge Curaflex with and into another corporation; (iv) sell or otherwise dispose of the stock of Curaflex, except for transfers of Curaflex Common Stock to corporations controlled (within the meaning of Section 368(c) of the Code) by Coram; or (v) cause Curaflex to sell or otherwise dispose of any of the assets of CHS acquired in the Curaflex Merger, except for dispositions in the ordinary course of business or transfers of assets to a corporation controlled (within the meaning of Section 368(c) of the Code) by Curaflex;

            (f) there is no intercorporate indebtedness existing between Coram and Curaflex or between CHS and Curaflex that was issued, acquired or will be settled at a discount;

            (g) the Curaflex Merger will qualify as a statutory merger under applicable Delaware law;

            (h) the payment of cash to shareholders of Curaflex common stock ("Curaflex Common Stock") in lieu of the issuance of fractional shares of Coram Common Stock in the Curaflex Merger is solely for the purpose of avoiding the expense and inconvenience to Coram of


                                    (57-C)

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                   issuing fractional shares and does not represent separately bargained for consideration. The total amount of cash that any holder of Curaflex Common Stock will receive in lieu of a fractional share interest will not exceed the fair market value (as determined in accordance with the Merger Agreement) of one share of Coram Common Stock at the time of the Curaflex
                   Merger. The consideration for fractional shares will by paid by Coram. Other than payments for fractional shares, no other cash payments will be made to shareholders of Curaflex Common Stock with respect to such Common Stock pursuant to the Curaflex Merger;

            (i)    following the effectiveness of the Curaflex Merger,
                   Curaflex: (i) will not issue additional shares of stock that would result in Coram losing "control" of Curaflex within the meaning of Section 368(c) of the Code, and (ii) will continue the historic business of Curaflex or use a significant portion of Curaflex's historic business assets in a business within the meaning of Treasury Regulation
                   Section 1.368-1(d);

            (j) the fair market value of the Coram Common Stock and other consideration, if any, received by each Curaflex shareholder will be approximately equal to the fair market value of the Curaflex Common Stock surrendered in the exchange;

            (k) there is no plan or intention by the shareholders of Curaflex to sell, exchange or otherwise dispose of a number of shares of Coram Common Stock received in the Curaflex Merger that would reduce Curaflex shareholders' ownership of Coram Common Stock to a number of shares having a value as of the date of the Curaflex Merger of less than fifty percent of the value of all of the shares of Curaflex Common Stock issued and outstanding immediately prior to the Curaflex


                                    (57-D)

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                   Merger.  For purposes of this assumption, shares of Curaflex
                   Common Stock exchanged for cash or other property in lieu of fractional shares of Coram Common Stock will be treated as outstanding Curaflex Common Stock immediately prior to the Curaflex Merger;

            (l) following the effectiveness of the Curaflex Merger, Curaflex will hold at least: (i) ninety percent of the fair market value of its net assets; (ii) seventy percent of the fair market value of its gross assets, (iii) ninety percent of the fair market value of CHS's net assets; and (iv) seventy percent of the fair market value of CHS's gross assets held immediately prior to the Curaflex Merger, excluding from CHS's assets in this calculation any Coram Common Stock held by CHS. For purposes of this assumption, the following items will be treated as assets held by Curaflex or CHS, respectively, immediately prior to the Curaflex Merger for the purpose of determining the percentage of Curaflex's and CHS's net and gross assets held by Curaflex following the Curaflex Merger: amounts paid by Curaflex or CHS to shareholders who receive cash or other property, amounts used by Curaflex or CHS to pay reorganization expenses; all redemptions and distributions (except for regular, normal dividends) made by Curaflex; and assets disposed of by Curaflex or CHS (other than assets transferred from CHS to Curaflex in the Curaflex Merger) prior to or subsequent to the Curaflex Merger and in contemplation thereof or pursuant to the Merger Agreement (including any asset disposed of by Curaflex, other than in the ordinary course of business, pursuant to a plan or intent existing after the time negotiations of the Curaflex Merger commenced).

            (m) the liabilities of CHS assumed by Curaflex, if any, and the liabilities to which the transferred assets of CHS are subject, if any, were incurred by CHS in the ordinary course of its business;


                                    (57-E)

Curaflex Health Services, Inc.
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            (n)    each of the parties to the Curaflex Merger and the
                   shareholders of Curaflex Common Stock will pay their respective expenses, if any, incurred in connection with the Curaflex Merger;

            (o) no two parties to the Curaflex Merger are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code;

            (p) Curaflex is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code;

            (q) at the time of the Curaflex Merger, the fair market value of the assets of Curaflex will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which those assets are subject;

            (r) no compensation received or to be received by any shareholder-employee of Curaflex will be separate consideration for, or allocable to, any of their shares of Curaflex Common Stock; none of the shares of Coram Common Stock received by any shareholder-employee of Curaflex will be separate consideration for, or allocable to, any employment agreement or convenant not to compete; and any compensation paid to any shareholder-employee of Curaflex subsequent to the Curaflex Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

            (s) at the time of the Curaflex Merger, Curaflex will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in Curaflex that, if exercised or converted, would affect Coram's acquisition or retention of control of Curaflex as defined in Section 368(c) of the Code;



                                    (57-F)
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Curaflex Health Services, Inc.
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            (t)    pursuant to the Curaflex Merger, shares of Curaflex Common
                   Stock representing control of Curaflex as defined in Section 368(c) of the Code will be exchanged solely for voting stock of Coram. For purposes of this assumption, Curaflex Common Stock exchanged for cash or other property originating from Coram will be treated as outstanding Curaflex Common Stock on the date of the Curaflex Merger;

            (u) Coram and its subsidiaries do not own, nor have they owned during the five years preceding the effectiveness of the Curaflex Merger, any shares of Curaflex Common Stock;

            (v) no shares of CHS have been or will be used as consideration or issued to the stockholders of Curaflex in the Curaflex Merger; and

            (w) the Coram Common Stock to be issued pursuant to the Curaflex Merger will not be subject to any restriction whatsoever (other than any restrictions imposed under any applicable securities laws), including any escrow, repurchase restriction, or risk of forfeiture.

            Based on our examinations of the foregoing items and subject to (a) the completion of the proceedings being taken or contemplated to be taken pursuant to the Merger Agreement, and (b) the limitations, qualification, assumptions and caveats set forth herein, WE ARE OF THE OPINION THAT:

            1. The Curaflex Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and Coram, Curaflex and CHS will each be a party to that reorganization within the meaning of Section 368(b) of the Code.


                                    (57-G)
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Curaflex Health Services, Inc.
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            2.     Except as provided in paragraph (3) below (relating to cash received in lieu of fractional shares), no gain or loss will be recognized by any Curaflex shareholder with respect to the exchange of their Curaflex Common Stock solely for Coram Common Stock pursuant to the Curaflex Merger.

            3. The payment of cash to a shareholder of Curaflex Common Stock in lieu of a fractional share interest in Coram Common Stock will be treated as if the fractional share interest was distributed as part of the Curaflex Merger and then redeemed by Coram. Accordingly, the tax consequences of such a cash payment will be determined in accordance with
                   Section 302 of the Code. Such a redemption is generally treated as a sale or exchange of the fractional share interest under Section 302 of the Code and generally gain or loss (which will constitute capital gain or loss if related Curaflex Common Stock was held as a capital asset) will be recognized by the shareholder measured by the difference between the cash or other property received in lieu of the fractional share and the portion of the shareholder's tax basis that is allocated to such fractional share.

            4. The aggregate tax basis of the Coram Common Stock received by a Curaflex shareholder in the Curaflex Merger (including the tax basis allocable to fractional shares deemed issued and then redeemed) will be the same as the aggregate tax basis of the Curaflex Common Stock exchanged for the Coram Common Stock.

            5. The holding period of Coram Common Stock (including any fractional shares deemed issued and then redeemed) received by a Curaflex shareholder in exchange for the Curaflex Common Stock pursuant to


                                    (57-H)

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                  the Curaflex Merger will include the holding period of the
                  Curaflex Common Stock that was converted into the Coram Common Stock, provided that such Curaflex Common Stock was held as a capital asset at the time of the Curaflex Merger.

            This opinion only addresses certain federal income tax consequences of the Curaflex Merger; it does not address any state, local or foreign tax consequences that may result from the Curaflex Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Curaflex Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequence specifically discussed herein. This opinion does not address or purport to address any of the tax consequences to any person or entity other than Curaflex and the shareholders of Curaflex, including, but not limited to, the shareholders of Medisys, HII, and T(2).

            No opinion is expressed as to any transaction other than the Curaflex Merger as described in the Merger Agreement or to any transaction whatsoever including the Curaflex Merger if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Merger Agreement and without waiver of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. If any such representation, warranty, statement or assumption is not true, correct and complete in all material respects, our opinion could be adversely affected and should not be relied upon.

            This opinion only represents our best judgment as to the probable federal income tax consequences of the Curaflex Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administrative regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, in rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.


                                    (57-I)

Curaflex Health Services, Inc.
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Page Ten



            This opinion has been delivered to you for the purposes set forth in the Merger Agreement and is intended solely for your benefit and the benefit of your stockholders, and it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

                                             Very truly yours,





                                    (57-J)